Exhibit 99.2
FOR IMMEDIATE RELEASE

Contacts:	Corporation:	Investors and Media:
	TTM Technologies, Inc.	Guerrant Associates
	Steve Richards, Chief Financial Officer	Laura Guerrant
	(714) 241-0303	(808) 882-1467
	investor@ttmtech.com	lguerrant@guerrantir.com
TTM TECHNOLOGIES, INC. PRICES $155 MILLION OF 3.25% CONVERTIBLE
SENIOR NOTES
SANTA ANA, California — May 9, 2008 — TTM Technologies, Inc. (Nasdaq: TTMI) today announced the pricing of $155 million aggregate principal amount of 3.25% Convertible Senior Notes due 2015 in an underwritten public offering. The offering is being made pursuant to TTM’s effective shelf registration statement previously filed with the Securities and Exchange Commission (SEC) and a prospectus supplement and related prospectus. J.P. Morgan Securities Inc. and UBS Investment Bank are acting as joint book-running managers for the offering. The company has granted the underwriters the right to purchase up to an additional $20 million aggregate principal amount of the notes within 30 days solely to cover over-allotments.
In certain circumstances, the notes will be convertible into cash up to their principal amount and into shares of TTM’s common stock with respect to any conversion value above their principal amount, initially at the rate of 62.6449 shares for each $1,000 of conversion value in excess of the principal amount of notes. Interest on the notes will be paid semiannually in arrears on May 15 and November 15 of each year at a rate of 3.25% per year. Holders of the notes may require TTM to repurchase the notes for cash equal to 100% of the principal amount to be repurchased plus accrued and unpaid interest, including additional interest, if any, upon the occurrence of a fundamental change.
In connection with the offering, TTM entered into convertible note hedge transactions, which are intended to reduce the potential dilution to TTM’s common stockholders upon any conversion of the notes. TTM also entered into warrant transactions concurrently with the offering.
TTM has been advised that, in connection with establishing a hedge of the convertible note hedge transactions and warrant transactions, the counterparties to those transactions or their affiliates may enter into various derivative transactions with respect to TTM’s common stock concurrently with or shortly after the pricing of the notes. These activities could have the effect of increasing or preventing a decline in the price of TTM’s common stock concurrently with or shortly after the pricing of the notes. The counterparties or their affiliates may also enter into or unwind various derivative transactions with respect to TTM’s common stock and purchase or sell TTM’s common stock in secondary market transactions following the pricing of the notes (and are likely to do so during any observation period relating to the conversion of a note).
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TTM expects to use a portion of the net proceeds of the offering to pay the cost of the convertible note hedge transactions. This cost will be partially offset by proceeds that TTM expects to receive from the sale of the warrants. If the underwriters exercise their option to purchase additional notes, TTM expects to use a portion of the net proceeds from the sale of additional notes to enter into additional convertible note hedge transactions. TTM also expects to enter into additional warrant transactions, which would result in additional proceeds to TTM. TTM expects to use the proceeds from the offering remaining after the net cost of the convertible note hedge transactions and the warrant transactions to repay in full its term loan under its senior credit facility, and to use the remaining net proceeds for general corporate purposes, including potential acquisitions.
This press release is neither an offer to sell nor a solicitation of an offer to buy the notes, nor shall there be any sale of the notes, in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification thereof under the securities laws of any such state or jurisdiction. Any offers of the notes will be made only by means of the prospectus supplement and related prospectus, copies of which may be obtained by contacting JPMorgan, National Statements Processing, 4 Chase Metrotech Center, Floor L2, Brooklyn, New York 11245, telephone number (718) 242-8002, or UBS Investment Bank, Prospectus Department, 299 Park Avenue, New York, New York 10171, telephone number (888) 827-7275.
Safe Harbor Statement
This press release contains forward-looking statements. Forward-looking statements are based on management’s current preliminary expectations and are subject to risks, uncertainties, and assumptions, including the risk that TTM may be unable to complete the offering of the notes. Other information on potential risk factors that could affect TTM, its business, and its financial results are detailed in the company’s periodic filings with the SEC, including, but not limited to, those risks and uncertainties listed in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which can be found in TTM’s quarterly report on Form 10-Q for the quarter ended March 31, 2008 filed with the SEC on May 7, 2008. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. TTM undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.
About TTM
TTM Technologies, Inc. is a leading supplier of time-critical and technologically advanced printed circuit boards to original equipment manufacturers and electronics manufacturing services companies. TTM stands for time-to-market, representing how the company’s time-critical, one-stop manufacturing services enable customers to shorten the time required to develop new products and bring them to market.
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